Exhibit 99.1

VISX Announces Second Quarter 2003 Earnings Results; CustomVue Drives License Revenue Higher; Douglas Post Named President, COO

    SANTA CLARA, Calif.--(BUSINESS WIRE)--July 23, 2003--VISX, INCORPORATED (NYSE:EYE) today announced financial results for the second quarter ended June 30, 2003. VISX also announced that Douglas
H. Post, 52, formerly VISX's executive vice president, operations, has been appointed president and chief operating officer.
    Second quarter revenues were $31,986,000 compared with $36,639,000 for the comparable period of the prior year. Net income was $4,098,000, or $0.08 per diluted share, in the second quarter of 2003 compared with net income of $5,916,000, or $0.11 per diluted share, in the comparable period of the prior year.
    CustomVue procedures exceeded expectations for the quarter, driving licensing revenue higher than VISX projected. At the same time, international laser system sales were weak due to political tensions and SARS related issues in the Asia Pacific region. This weakness was offset by the strong license revenue, which exceeded the Company's seasonally strong first quarter license revenue and contributed to healthy gross margins of 64.4% and earnings per share at the high end of the Company's guidance.
    Liz Davila, chairman and CEO of VISX, stated, "We are only beginning to see the effects of CustomVue procedures on our business. The demand for CustomVue is strong and we are also seeing increased demand for procedures overall. We believe this is directly related to the excellent results of early CustomVue treatments, the increased media attention to laser vision correction, and to an improving economic environment. I am confident that the coming quarters will see a positive impact of licensing revenue from CustomVue."
    Revenue for the six months ended June 30, 2003, was $66,419,000 compared with $73,224,000 for the comparable period of the prior year. Net income was $9,574,000, or $0.19 per share, in the first six months of 2003 compared to net income of $12,419,000, or $0.23 per share, in the comparable period of the prior year.

    Financial Outlook:

    For the third quarter of 2003, VISX believes that revenue will increase, with total revenue in the range of $34.5 to $36.0 million. Earnings per diluted share are also expected to increase and be in the range of $0.10 to 0.12 cents for the third quarter of 2003.

    Organizational Announcement:

    VISX also announced today that Doug Post, formerly VISX executive vice president, operations, has been named president and chief operating officer. Post joined VISX in 1992, when Questek, VISX's excimer laser manufacturer, was acquired. In 1996 he was named vice president, operations and customer support. Post was promoted to executive vice president, operations, in 2001, at which time his role was expanded to include global marketing and sales.
    Commenting on Mr. Post's appointment, Liz Davila, chairman and CEO stated, "Under Doug's leadership, VISX built a customer service and field support organization which is a cornerstone of our market leadership. He then expanded manufacturing to supply STAR lasers and now WaveScans to our growing customer base. In recent months, he has directly overseen all aspects of the CustomVue launch. We are fortunate to be able to promote from within someone with Doug's broad executive talents and comprehensive understanding of our business. His ongoing leadership will be key to our success as we maximize the CustomVue opportunity."

    Other Highlights:

    VISX began shipping its CustomVue procedure for laser vision correction within three weeks of its FDA approval on May 23, 2003. VISX is the first U.S. supplier of custom laser vision correction for the treatment of myopia and astigmatism. CustomVue offers more precise measurement and correction of vision, enabling for the first time the potential to improve vision beyond correction with contacts and glasses.

    Conference Call:

    VISX management will discuss its second quarter results and future business outlook on a conference call at 5:00 p.m. eastern time on July 23, 2003. The call will be Webcast live at www.visx.com and will be available for a period of one week following the call. A telephone rebroadcast of the call will also be available for one week following the conclusion of the call. To access the rebroadcast via telephone, call 888-203-1112 and enter reservation number 746454.

    About VISX CustomVue Vision Correction:

    CustomVue laser vision correction employs a diagnostic laser system that analyzes the optical errors in the eye. Much like a fingerprint, each person's visual error is unique and can now be captured through the use of the VISX WaveScan System. The information is digitally recorded, transferred to the VISX Star S4 System and the CustomVue vision correction procedure is customized based on the specific refractive errors of the individual. This means that the CustomVue procedure has the potential to improve vision beyond correction with contacts and glasses.

    About VISX:

    VISX is a worldwide market leader in the design, manufacture, and sale of laser vision correction systems. Ophthalmologists have performed over 5 million procedures using VISX Systems, reducing or eliminating completely the need for contacts or glasses. Additional information on VISX can be found on the worldwide web at www.VISX.com.

    This press release contains certain forward-looking statements based on current expectations, forecasts, and assumptions of VISX that involve risks and uncertainties. Forward-looking statements in this release, including statements that we are only beginning to see the effects of CustomVue procedures on our business, that CustomVue will have a positive impact on our business in coming quarters, that revenue will increase in the third quarter and be in the range of $34.5 to $36.0 million, and that EPS will be in the range of ten to twelve cents, are based on information available to the Company as of the date hereof. The Company's actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company's business, which include the fact that market acceptance of our products, and particularly of CustomVue, is uncertain and depends on broad acceptance by physicians and patients, that adverse economic conditions may cause our revenues to decline, that expenses are relatively fixed in the short term and declines in revenue would have an immediate impact on earnings per share. Further information on risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission, including VISX's Annual Report and Form 10K for the year ended December 31, 2002, and VISX Form 10Q for the quarter ended March 31, 2003. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

    Editors' Note: VISX, VISX WaveScan, WaveScan, VISX CustomVue,
CustomVue and VISX STAR S4 are trademarks of VISX, Incorporated.



                          VISX, Incorporated
            Condensed Consolidated Statement of Operations
               (In thousands, except per share amounts)

                      Three Months Ended         Six Months Ended
                          (Unaudited)               (Unaudited)
                   ------------------------- -------------------------
                    06/30/2003   06/30/2002   06/30/2003   06/30/2002
                   ------------ ------------ ------------ ------------
System revenues    $     7,681  $    12,804  $    17,607  $    22,719
Service and parts
 revenues                4,241        4,844        9,071        9,934
License and other
 revenues               20,064       18,991       39,741       40,571
                   ------------ ------------ ------------ ------------

  Total revenues        31,986       36,639       66,419       73,224
                   ------------ ------------ ------------ ------------

Cost of revenues        11,390       11,985       24,214       24,589
Marketing, general
 and administrative     10,854       11,661       20,308       22,179
Research, development
 and regulatory          4,789        4,779        8,835        9,024
                   ------------ ------------ ------------ ------------

  Total costs and
   expenses             27,033       28,425       53,357       55,792
                   ------------ ------------ ------------ ------------

  Income from
   operations            4,953        8,214       13,062       17,432

Interest and other
 income, net             1,818        1,561        2,761        3,092
                   ------------ ------------ ------------ ------------

  Income before
   income taxes          6,771        9,775       15,823       20,524
Provision for
 income taxes            2,673        3,859        6,249        8,105
                   ------------ ------------ ------------ ------------

  Net income       $     4,098  $     5,916  $     9,574  $    12,419
                   ============ ============ ============ ============

Earnings per share
  Basic            $      0.08  $      0.11  $      0.19  $      0.23
                   ============ ============ ============ ============

  Diluted          $      0.08  $      0.11  $      0.19  $      0.23
                   ============ ============ ============ ============

Shares used for
 earnings per share
  Basic                 50,076       53,889       50,705       54,197
                   ============ ============ ============ ============

  Diluted               51,406       54,809       51,601       55,191
                   ============ ============ ============ ============


                 Condensed Consolidated Balance Sheet
                            (In thousands)

                                            (Unaudited)
                                             06/30/2003   12/31/2002
                                            ------------ ------------
Cash, cash equivalents and short-term
 investments                                $    54,363  $   122,955
Accounts receivable                              27,146       24,559
Inventories                                      15,626       12,751
Other current assets                             17,871       23,488
                                            ------------ ------------

 Current assets                                 115,006      183,753

Property and equipment, net                       7,600        6,498
Long-term deferred tax and other assets          14,081       10,341
                                            ------------ ------------

 Total assets                               $   136,687  $   200,592
                                            ============ ============

Accounts payable                            $     5,006  $     4,341
Accrued liabilities                              30,319       41,061
                                            ------------ ------------

 Current liabilities                             35,325       45,402

Stockholders' equity                            101,362      155,190
                                            ------------ ------------

 Total liabilities and stockholders' equity $   136,687  $   200,592
                                            ============ ============

    CONTACT: VISX
             Jackie Cossmon, 408-773-7600